Exhibit 10.2

FIRST AMENDMENT TO CONTRIBUTION AGREEMENT

This FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (this “Amendment”) dated as of January 22, 2016 is entered into by and among WPPI BELLEVUE MFS, LLC, a Washington limited liability company (“WPPI”), CWI 2 BELLEVUE HOTEL, LLC, a Delaware limited liability company (f/k/a CWI Bellevue Hotel, LLC) (the “Company”), CWI OP, LP, a Delaware limited partnership (“CWI-1”), and CWI 2 OP, LP, a Delaware limited partnership (“CWI-2 Member”).

W I T N E S S E T H:

WHEREAS, WPPI, the Company, CWI-2 Member, and CWI-1, have entered into that certain Contribution Agreement, dated as of September 11, 2015 (as the same may be amended, modified or supplemented, the “Agreement”; all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, WPPI, the Company, CWI-1, and CWI-2 Member have agreed to amend the Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Removal and Release of CWI 1 Member. Each of WPPI, the Company, CWI-1 and CWI-2 Member hereby agree that CWI-1 is no longer a part of the transactions contemplated by the Agreement and CWI-2 Member shall take on all obligations thereof, including, without limitation, the obligations of CWI-1.  For the avoidance of doubt, CWI-2 Member shall be obligated to perform and hereby assumes all of the obligations of CWI-1 that were originally set forth in the Agreement.  Accordingly, as of the date hereof, WPPI, the Company, CWI-1 and CWI-2 Member agree that (a) CWI-1’s various rights, remedies, powers, privileges, liabilities and obligations (including, without limitation, any of the foregoing that expressly survive termination of the Agreement) are terminated as of the date of this Amendment, (b) CWI-1 is released as to any and all obligations or liabilities under the Agreement, and (c) WPPI is released as to any and all obligations or liabilities originally set forth under the Agreement running to CWI-1; provided, however, for the avoidance of doubt, the foregoing release shall not apply to any obligations under the Agreement that are or shall be owed by WPPI to CWI-2 Member under the Agreement (regardless of when the same arise or arose), including, without limitation, those owing to CWI-2 as a result of this Amendment.  In connection with the foregoing, each of WPPI, the Company, CWI-1 and CWI-2 Member hereby agree that (x) all references to “CWI 1 Member” and “CWI Members” in the Agreement shall be deleted and replaced with “CWI Member”, and (y) after modifying the Agreement pursuant to clause (x) above, any remaining references to CWI-1 in the Agreement shall be deleted in their entirety.

2.         Amended and Restated LLC Agreement. Exhibit F of the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached to this Amendment.

3.         Indemnification. CWI and WPPI acknowledge that those vendors and their related agreements listed on Schedule 3 attached hereto (collectively, the “Vendor Agreements”) either have not timely complied with requests or have declined to consent to assignments of such Vendor Agreements to an affiliate of CWI in connection with the anticipated Closing.  The parties shall continue to work to cause the counter-parties to the Vendor Agreements to acknowledge the new ownership and either consent to the assignment or enter into new agreements.  CWI agrees to execute normal and customary documentation requested by the counter-parties to the Vendor Agreements for new customers in connection with such assignments.  WPPI shall, per the terms of Section 5.4 of the Agreement, indemnify, defend, protect and hold harmless the CWI Indemnified Parties for Claims and Losses related to periodic payments first due or for itemized services performed or materials supplied under the Vendor Agreements prior to the Closing Date, provided that in this sole instance as to such Vendor Agreements in such timeframe, the Threshold Amount shall not be applicable to such Claims or Losses.  CWI agrees that the periodic payments first due or itemized services performed or materials supplied on or after the Closing Date as to the Vendor Agreements shall be Assumed Liabilities under the Agreement and CWI shall indemnify the WPPI Indemnified Parties therefore under the terms of Section 5.4.2 of the Agreement.  The Parties’ rights and obligations under Section 3 shall survive the Closing.

4.         WPPI Contribution.  The first sentence of Section 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“On the terms and subject to the conditions set forth in this Agreement, at Closing, WPPI shall transfer, assign and contribute to the Company the property and assets set forth in this Section 2.1 (collectively, the “Property”), in exchange for a 4.60% interest (as such percentage may increase or decrease based upon the final capitalization of the Company) in the Company as a capital contribution (the “WPPI Contribution”).”

5.         CWI Contribution.  The first sentence of Section 2.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“At Closing, the CWI Members shall contribute One Hundred Seventy-Nine Million Dollars ($179,000,000) (such sum, as adjusted pursuant to the terms of this Agreement and less the Good Faith Deposit) (the “CWI Contribution”) in cash to the Company, in exchange for the CWI Members receiving a 95.40% interest (as such percentage may increase or decrease based upon the final capitalization of the Company) in the Company (the “CWI Membership Interests”).”

6.         Closing.  Section 2.6.1 of the Agreement is hereby amended by adding the following sentences to the end of the paragraph:

“The parties recognize that, pursuant to in accordance with this Section 2.6.1, CWI has increased the amount of the Good Faith Deposit by Two Hundred Fifty Thousand Dollars ($250,000) and exercised its right to extend the Closing to January 20, 2016.  The parties now agree to further extend the Outside Closing Date by six (6) calendar days to January 26, 2016.”

7.         Exceptions to Title. The second sentence of Section 2.8.3(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“To the extent the New Title Exception relates to a lien filed against the Property that WPPI is obligated or elects to discharge and such lien was filed against the Property within ten (10) business days of the Target Closing Date or the Outside Closing Date, as applicable, WPPI shall have the right to elect by written notice to CWI to extend the Target Closing Date or the Outside Closing Date, as applicable, up to ten (10) calendar days, but in no event beyond February 2, 2016, to allow WPPI the ability to remove or cure such New Title Exception.”

8.         Ratification.  Except as modified hereby, the Agreement shall remain in full force and effect, and is hereby ratified and confirmed in all respects.  To the extent there is any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall govern.

9.         Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument.  An executed facsimile or .pdf of this Amendment may be relied upon as having, and shall be deemed to have, the same force and effect as an original.

10.       GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF WASHINGTON, WITHOUT GIVING EFFECT TO ANY PRINCIPLES REGARDING CONFLICT OF LAWS.

[signature page to follow]

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed and delivered in its name by a duly authorized officer or representative.

WPPI:

WPPI BELLEVUE MFS, LLC,
a Washington limited liability company

By: /s/ Kevin Carlson
Name: Kevin Carlson
Title:

[First Amendment to Contribution Agreement]

COMPANY:

CWI 2 BELLEVUE HOTEL, LLC,
a Delaware limited liability company

By: /s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: Chief Executive Officer

CWI-1:

CWI OP, LP,
a Delaware limited partnership

By:	Carey Watermark Investors Incorporated,
a Maryland corporation

By: /s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: Chief Executive Officer

CWI-2 MEMBER:

CWI 2 OP, LP,
a Delaware limited partnership

By:	Carey Watermark Investors 2 Incorporated,
a Maryland corporation

By: /s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: Chief Executive Officer

[First Amendment to Contribution Agreement]

EXHIBIT A

AMENDED AND RESTATED LIMITED LIABILITY AGREEMENT

SCHEDULE 3

ASSUMED VENDOR CONTRACTS

1.	NuCO2 Beverage Gas Equipment/Product Supply (Bulk CO2 Tank & Equipment)

2.	Oracle Sales Contract (formerly Micros Systems, Inc.), by and between Oracle and Seattle Marriot Bellevue